Exhibit 99.2
VOTING AND EXCHANGE TRUST AGREEMENT
     THIS VOTING AND EXCHANGE AGREEMENT (the “Agreement”), dated as of January 2, 2008, by and among Thomas Weisel Partners Group, Inc., a Delaware corporation (“Parent”), TWP Acquisition Company (Canada), Inc., a corporation organized under the OBCA (“Canadian Sub”) and CIBC Mellon Trust Company, a trust company incorporated under the laws of Canada (hereinafter referred to as “Trustee”).
RECITALS
     WHEREAS, in connection with an arrangement agreement (the “Arrangement Agreement”) dated as of September 30, 2007, among Parent, Canadian Sub, Westwind Capital Corporation, a corporation organized under the OBCA and Lionel Conacher, as Shareholders’ Representative, Canadian Sub is to issue non-voting exchangeable shares in the capital of Canadian Sub (the “Exchangeable Shares”) to certain holders of securities of Westwind Capital Corporation pursuant to the plan of arrangement contemplated in the Arrangement Agreement.
     WHEREAS, pursuant to the Arrangement Agreement, Parent and Canadian Sub have agreed to execute a voting and exchange trust agreement substantially in the form of this Agreement.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1 Definitions
In this Agreement, the following terms shall have the following meanings:
     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlled by, or under common control with such specified Person. The term “control” (including its correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Persons, means the possession, directly or indirectly, of the power to direct (or cause the direction) of the management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise;
     “Agreement” has the meaning set forth in the Preamble to this agreement;
     “Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 5.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

     “Arrangement Agreement” has the meaning set forth in the Recitals to this Agreement;
     “Automatic Exchange Rights” means the benefit of the obligation of Parent to effect the automatic exchange of Exchangeable Shares for shares of Parent Common Stock pursuant to Section 5.11;
     “Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than Parent and its Affiliates;
     “Beneficiary Votes” has the meaning set forth in Section 4.2;
     “Board of Directors” means the Board of Directors of Canadian Sub or Parent as applicable;
     “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in San Francisco, California or Toronto, Ontario, Canada are required or permitted by applicable law to close;
     “CallRightCo” means TWP Holdings Company (Canada), ULC, a Nova Scotia unlimited liability company existing under the laws of the Province of Nova Scotia, Canada which, at the time of the consummation of the Arrangement, will be a direct or indirect wholly-owned subsidiary of Parent;
     “Canadian Sub” has the meaning set forth in the Preamble to this Agreement;
     “Court” has the meaning set forth in the Plan of Arrangement;
     “Current Market Price” of any security means the average of the daily closing prices of such security for the ten (10) consecutive trading days before the date of determination on the principal securities exchange or market on which such security is traded; provided, however that if in the opinion of the Board of Directors the public distribution or trading activity of such securities during such period does not create a market that reflects the fair market value of such securities or if such security is not then traded on any securities exchange or market, then the current market value thereof shall be determined by the Board of Directors, in good faith and in its sole discretion (with the assistance of such reputable and qualified financial and/or other advisors as the board may deem appropriate), and provided further that any such determination by the Board of Directors shall be conclusive and binding on Canadian Sub and its shareholders;
     “Exchange Right” has the meaning set forth in Section 5.1;
     “Exchangeable Share Provisions” has the meaning set forth in the Plan of Arrangement;
     “Exchangeable Shares” means the non-voting exchangeable shares in the capital of Canadian Sub having the rights, privileges, restrictions and conditions set out in the Exchangeable Share Provisions;

     “Final Order” has the meaning set forth in the Plan of Arrangement;
     “Governmental Entity” means any governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity;
     “Indemnified Parties” has the meaning set forth in Section 9.1;
     “Insolvency Event” means the institution by Canadian Sub of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Canadian Sub to the institution of bankruptcy, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Canadian Sub to contest in good faith any such proceedings commenced in respect of Canadian Sub within thirty (30) days of becoming aware thereof, or the consent by Canadian Sub to the filing of any such petition or to the appointment of a receiver, or the making by Canadian Sub of a general assignment for the benefit of creditors, or the admission in writing by Canadian Sub of its inability to pay its debts generally as they become due, or Canadian Sub not being permitted, pursuant to solvency requirements or other provisions of applicable law, to redeem any Retracted Shares pursuant to Section 6.6 of the Exchangeable Share Provisions;
     “ITA” means the Income Tax Act (Canada), as amended, and the regulations thereunder, as amended, in each case, except as otherwise provided herein, as of the date hereof;
     “Liquidation Call Right” has the meaning set forth in the Plan of Arrangement;
     “Liquidation Event” has the meaning set forth in Section 5.11(b);
     “Liquidation Event Effective Date” has the meaning set forth in Section 5.11(c);
     “List” has the meaning set forth in Section 4.6;
     “OBCA” means the Ontario Business Corporations Act, as amended;
     “Officer’s Certificate” means, with respect to Parent or Canadian Sub, as the case may be, a certificate signed by any officer or director of Parent or Canadian Sub, as the case may be;
     “Parent” has the meaning set forth in the Preamble to this Agreement;
     “Parent Affiliates” means Affiliates of Parent;
     “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent;

     “Parent Consent” has the meaning set forth in Section 4.2;
     “Parent Meeting” has the meaning set forth in Section 4.2;
     “Parent Successor” has the meaning set forth in Section 11.1(a);
     “Person” means an individual, a corporation, a partnership, a limited or unlimited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body;
     “Plan of Arrangement” means the plan of arrangement in the form attached as Exhibit A hereto;
     “Redemption Call Right” has the meaning set forth in the Plan of Arrangement;
     “Retracted Shares” has the meaning set forth in Section 5.7;
     “Retraction Call Right” has the meaning set forth in the Exchangeable Share Provisions;
     “Shareholder Agreements” means the Westwind Capital Corporation Shareholders’ Equity Agreement, dated as of September 30, 2007, between Parent and the securityholders listed on a schedule thereto and the Pledge Agreements, dated as of September 30, 2007, between Parent, Canadian Sub, CallRightCo and each of the other parties to the Equity Agreement;
     “Support Agreement” means that certain exchangeable share support agreement made as of even date herewith between Canadian Sub, CallRightCo and Parent substantially in the form and content of Exhibit L to the Arrangement Agreement;
     “Trust” means the trust contemplated by this Agreement;
     “Trust Estate” means the Voting Share, any other securities, the Exchange Right, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement;
     “Trustee” means CIBC Mellon Trust Company and, subject to the provisions of Article 10, includes any successor trustee or permitted assigns;
     “Voting Rights” means the voting rights attached to the Voting Share; and
     “Voting Share” means the one share of Special Voting Preferred Stock of Parent, par value $0.01 per share, issued in its own series, which entitles the holder of record to a number of votes at meetings of holders of Parent Common Stock equal to the number of Exchangeable Shares outstanding from time to time (other than Exchangeable Shares held by Parent and Parent Affiliates), which share is to be issued to, deposited with, and voted by, the Trustee as described herein;

1.2 Interpretation Not Affected by Headings, etc.
     The division of this Agreement into articles, sections and other portions and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to “Article” or “section” followed by a number refers to the specified Article or section of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement, including any appendices hereto.
1.3 Rules of Construction
     In this Agreement, unless the context otherwise requires, (a) words importing the singular number include the plural and vice versa, (b) words importing any gender include all genders, and (c) “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.
1.4 Date for any Action
     In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
1.5 Payments
     All payments to be made hereunder will be made without interest and less any amount deducted or withheld in accordance with Section 5.12.
ARTICLE 2
PURPOSE OF AGREEMENT
     The purpose of this Agreement is to set forth the terms of the Trust for the benefit of the Beneficiaries, as herein provided. The Trustee will hold the Voting Share in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights, in each case as Trustee for and on behalf of the Beneficiaries as provided in this Agreement.
ARTICLE 3
VOTING SHARE
3.1 Issue and Ownership of the Voting Share
     Parent hereby issues to and deposits with the Trustee the Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Agreement. Parent hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of US$0.01 and other good and valuable consideration (and the adequacy thereof) for the issuance of the Voting Share by Parent to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall have control and the exclusive administration of the Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Voting Share, provided that the Trustee shall:
(a)	hold the Voting Share and all the rights related thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)	except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Voting Share and the Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.
3.2 Legended Share Certificates
     Canadian Sub will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the Voting Rights in respect of the Exchangeable Shares of the Beneficiaries.
3.3 Safe Keeping of Certificate
     The certificate representing the Voting Share shall at all times be held in safe keeping by the Trustee or its agent.
ARTICLE 4
EXERCISE OF VOTING RIGHTS
4.1 Voting Rights
     The Trustee, as the holder of record of the Voting Share, shall be entitled to all of the Voting Rights, including the right to consent with respect to or to vote in person or by proxy the Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the stockholders of Parent at a Parent Meeting or in connection with a Parent Consent. The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to Section 7.15:
(a)	the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the Parent Meeting is held or a Parent Consent is sought; and

(b)	to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

4.2 Number of Votes
     With respect to all meetings of stockholders of Parent at which holders of shares of Parent Common Stock are entitled to vote (each, a “Parent Meeting”) and with respect to all written consents sought by Parent from its stockholders including the holders of shares of Parent Common Stock (each, a “Parent Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, that number of votes comprised in the Voting Rights which is equal to that number of votes which would attach to the shares of Parent Common Stock receivable upon the exchange of the Exchangeable Shares owned of record by such Beneficiary on the record date established by Parent or by applicable law for such Parent Meeting or Parent Consent, as the case may be (the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such Parent Meeting or in connection with such Parent Consent.
4.3 Mailings to Shareholders
     With respect to each Parent Meeting and Parent Consent, the Trustee will promptly mail or cause to be mailed (or otherwise communicate in the same manner as Parent utilizes in communications to holders of Parent Common Stock subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries of the Exchangeable Shares named in the List referred to in Section 4.6, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by Parent to its stockholders:
(a)	a copy of such notice, together with any related materials, including any proxy or information statement, to be provided to stockholders of Parent;

(b)	a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Parent Meeting or Parent Consent or, pursuant to Section 4.7, to attend such Parent Meeting and to exercise personally the Beneficiary Votes thereat;

(c)	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:
(i)	a proxy to such Beneficiary or his designee to exercise personally the Beneficiary Votes; or

(ii)	a proxy to a designated agent or other representative of the management of Parent to exercise such Beneficiary Votes;
(d)	a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

(e)	a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

(f)	a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Parent Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and of the method for revoking or amending such instructions.
     The materials referred to above are to be provided by Parent to the Trustee, but items (d), (e) and (f) shall be subject to reasonable review and comment by the Trustee.
     For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any Parent Meeting or Parent Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Parent or by applicable law for purposes of determining stockholders entitled to vote at such Parent Meeting or to give written consent in connection with such Parent Consent. Parent will notify the Trustee in writing of any decision of the Board of Directors of Parent with respect to the calling of any Parent Meeting or the seeking of any Parent Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.
4.4 Copies of Shareholder Information
     Parent will deliver to the Trustee copies of all proxy materials (including notices of Parent Meetings but excluding proxies to vote Parent Common Stock), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Parent Common Stock in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary at the same time and in the same manner as such materials are first sent to holders of Parent Common Stock. The Trustee will mail or otherwise send to each Beneficiary, at the expense of Parent, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Parent) received by the Trustee from Parent contemporaneously with the sending of such materials to holders of Parent Common Stock. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office in Toronto, Ontario, all proxy materials, information statements, reports and other written communications that are:
(a)	received by the Trustee as the registered holder of the Voting Share and made available by Parent generally to the holders of Parent Common Stock; or

(b)	specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Parent.
4.5 Other Materials
     As soon as reasonably practicable after receipt by Parent or stockholders of Parent (if such receipt is known by Parent) of any material sent or given by or on behalf of a third party to holders of Parent Common Stock generally, including dissident proxy and information circulars

(and related information and material) and tender and exchange offer circulars (and related information and material), Parent shall use its reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter, it being understood, however, that to the extent reasonably practicable, such materials will be forwarded in the same manner as such materials are first sent to holders of Parent Common Stock. As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of Parent, copies of all such materials received by the Trustee from Parent. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office in Toronto, Ontario, copies of all such materials.
4.6 List of Persons Entitled to Vote
     Canadian Sub shall, (a) prior to each annual, general and special Parent Meeting or the seeking of any Parent Consent from the holders of Parent Common Stock and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries of the Exchangeable Shares arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Parent Meeting or a Parent Consent, at the close of business on the record date established by Parent or pursuant to applicable law for determining the holders of Parent Common Stock entitled to receive notice of and/or to vote at such Parent Meeting or to give consent in connection with such Parent Consent. Each such List shall be delivered to the Trustee promptly after receipt by Canadian Sub of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under this Agreement. Parent agrees to give Canadian Sub notice (with a copy to the Trustee) of the calling of any Parent Meeting or the seeking of any Parent Consent, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable Canadian Sub to perform its obligations under this Section 4.6.
4.7 Entitlement to Direct Votes
     Any Beneficiary named in a List prepared in connection with any Parent Meeting or Parent Consent will be entitled (a) to instruct the Trustee in the manner described in Section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or (b) to attend such meeting and personally exercise thereat, as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.
4.8 Voting by Trustee and Attendance of Trustee Representative at Meeting
(a)	In connection with each Parent Meeting and Parent Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the written instructions received from a Beneficiary pursuant to Section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.

(b)	The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Parent Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to Section 4.3 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.
4.9 Distribution of Written Materials
     Any written materials distributed by the Trustee to the Beneficiaries pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Parent utilizes in communications to holders of Parent Common Stock subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary of the Exchangeable Shares at its address as shown on the books of Canadian Sub. Canadian Sub shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:
(a)	a current List; and

(b)	upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement.
4.10 Termination of Voting Rights
     All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to Parent, Canadian Sub or CallRightCo, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for shares of Parent Common

Stock, as specified in Article 5 (unless, in either case, Parent shall not have delivered the requisite shares of Parent Common Stock issuable in exchange therefor to the Trustee for delivery to the Beneficiaries), or upon the redemption of Exchangeable Shares pursuant to Article VI or VII of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of Canadian Sub pursuant to Article V of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by CallRightCo pursuant to the exercise by CallRightCo of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.
ARTICLE 5
EXCHANGE RIGHT AND AUTOMATIC EXCHANGE
5.1 Grant and Exercise of the Exchange Right
     Parent hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require Parent to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by the Beneficiary and the Automatic Exchange Rights, all in accordance with the provisions of this Agreement. Parent hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by Parent to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with all rights in respect of the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:
(a)	hold the Exchange Right and the Automatic Exchange Rights as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)	except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.
5.2 Legended Share Certificates
     Canadian Sub will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:
(a)	their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b)	the Automatic Exchange Rights.

5.3 General Exercise of Exchange Right
     The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to Section 7.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.
5.4 Purchase Price
     The purchase price payable by Parent for each Exchangeable Share to be purchased by Parent under the Exchange Right shall be an amount per share equal to (a) the Current Market Price of a share of Parent Common Stock on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right, which shall be satisfied in full by Parent sending or causing to be sent to the Trustee on behalf of such holder one share of Parent Common Stock, plus (b) to the extent not paid by Canadian Sub on the designated payment date therefor, an additional amount equal to and in satisfaction of the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the closing of the purchase and sale; provided that if the record date for any such declared and unpaid dividend occurs on or after the day of closing of such purchase and sale, the purchase price shall not include such additional amount equivalent to the declared and unpaid dividends. In connection with each exercise of the Exchange Right, Parent shall provide to the Trustee an Officer’s Certificate setting forth the calculation of the purchase price for each Exchangeable Share. The purchase price for each such Exchangeable Share so purchased may be satisfied only by Parent issuing and delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, one share of Parent Common Stock and on the applicable payment date a cheque for the balance, if any, of the purchase price without interest (less any amounts withheld pursuant to Section 5.12). Upon payment by Parent of such purchase price, the relevant Beneficiary shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Exchangeable Share by Canadian Sub.
5.5 Exercise Instructions
     Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of Canadian Sub. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Toronto, Ontario, or at such other places in Canada as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires Parent to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the by-laws of Canadian Sub and such additional documents and instruments as the Trustee, Canadian Sub and Parent may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Parent to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Parent free and clear of all liens, claims and encumbrances, security interests or adverse claims, except as contemplated by the Shareholder Agreements, (iii) the names in which the certificates representing shares of Parent Common Stock issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered and (b) payment (or evidence satisfactory to the Trustee, Canadian Sub and Parent of payment) of the taxes (if any) payable as contemplated by Section 5.8. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Parent under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Canadian Sub.
5.6 Delivery of Parent Common Stock; Effect of Exercise
     Promptly after the receipt of the certificates representing the Exchangeable Shares which the Beneficiary desires Parent to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any payable as contemplated by Section 5.8 or evidence thereof), duly endorsed for transfer to Parent, the Trustee shall notify Parent and Canadian Sub of its receipt of the same, which notice to Parent and Canadian Sub shall constitute exercise of the Exchange Right by the Trustee on behalf of the holder of such Exchangeable Shares, and Parent shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the number of shares of Parent Common Stock issuable in connection with the exercise of the Exchange Right, and on the applicable payment date cheques for the balance, if any, of the total purchase price therefor without interest (less any amounts withheld pursuant to Section 5.12); provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, Canadian Sub and Parent of the payment of) the taxes (if any) payable as contemplated by Section 5.8. Immediately upon the giving of notice by the Trustee to Parent and Canadian Sub of the exercise of the Exchange Right as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred and the holder of such Exchangeable Shares shall be deemed to have transferred to Parent all of such holder’s right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate free and clear of any lien, claim or encumbrance and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless the requisite number of shares of Parent Common Stock is not allotted, issued and delivered by Parent to the Trustee within five Business Days of the date of the giving of such notice by the Trustee or the balance of the purchase price, if any, is not paid by Parent on the applicable payment date therefor, in which case the rights of the Beneficiary shall remain unaffected until such shares of Parent Common Stock are so allotted, issued and delivered, and the balance of the purchase price, if any, has been paid, by Parent. Upon delivery by Parent to the Trustee of such shares of Parent Common Stock, and the balance of the purchase price, if any, the Trustee shall deliver shares of Parent Common Stock to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the shares of Parent Common Stock delivered to it pursuant to the Exchange Right.
5.7 Exercise of Exchange Right Subsequent to Retraction
     In the event that a Beneficiary has exercised its right under Article 6 of the Exchangeable Share Provisions to require Canadian Sub to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by Canadian Sub pursuant to Section 6.6 of the Exchangeable Share Provisions that Canadian Sub will not be permitted as a result of solvency requirements or other provisions of applicable law to redeem all such Retracted Shares, and provided that CallRightCo shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to Canadian Sub pursuant to Section 6.1 of the Exchangeable Share Provisions and provided further that the Trustee has received written notice of same from Canadian Sub or Parent, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that Canadian Sub is unable to redeem. In any such event, Canadian Sub hereby agrees with the Trustee and in favour of the Beneficiary immediately to notify the Trustee of such prohibition against Canadian Sub redeeming all of the Retracted Shares and promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to Canadian Sub or to the transfer agent of the Exchangeable Shares (including a copy of the retraction request delivered pursuant to Section 6.1 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that Canadian Sub is not permitted to redeem and will require Parent to purchase such shares in accordance with the provisions of this Article 5.
5.8 Stamp or Other Transfer Taxes
     Upon any transfer of Exchangeable Shares to Parent pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing Parent Common Stock to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Beneficiary of the Exchangeable Shares so transferred or in such names as such Beneficiary may otherwise direct in writing, provided such direction is received by Parent prior to the time of such shares being issued, without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and none of Parent, Canadian Sub or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer of such Exchangeable Shares to Parent or in respect of the issuance or delivery of such Parent Common Stock to such Beneficiary or any other Person including in the event that shares of Parent Common Stock are being issued or transferred in the name of a clearing service or depositary or a nominee thereof, or (b) shall have evidenced to the satisfaction of the Trustee, Parent and Canadian Sub that such taxes, if any, have been paid. For greater certainty, at any time that Exchangeable Shares are transferred, sold or otherwise disposed of to Parent under this Agreement at a time when the holder thereof is a person who is a non-resident of Canada for purposes of the ITA, such holder must provide Parent with a certificate issued pursuant to subsection 116(2) or 116(4) of the ITA. Such holder acknowledges and covenants that he, she or it will comply with the provisions of section 116 of the ITA and will indemnify Parent for any liability arising from the timely compliance by Parent with its obligations under section 116 of the ITA.
5.9 Notice of Insolvency Event
     As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Canadian Sub and Parent shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from Canadian Sub and Parent of the occurrence of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of Parent (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Parent, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.
5.10 Qualifications of Parent Common Stock
     Parent covenants that, subject to the holders of the Exchangeable Shares’ agreement not to exercise their exchange, redemption or similar rights with respect to the Exchangeable Shares unless the Exchangeable Share Registration Statement (as defined in the Westwind Capital Corporation Shareholders’ Equity Agreement, dated as of September 30, 2007, by and among Parent and the former Westwind Capital Corporation shareholders party thereto) is effective, shares of Parent Common Stock to be issued and delivered in connection with the exercise of rights of the holders of Exchangeable Shares hereunder or under the Exchangeable Share Provisions shall be (i) duly issued as fully paid and non-assessable, (ii) free and clear of any lien, claim or encumbrance, except as contemplated by the Shareholder Agreements, (iii) issued pursuant to an effective registration statement under the United States Securities Act of 1933, and the regulations and rules thereunder, as amended, and shall be registered or qualified for sale under such other securities or “blue sky” laws of such jurisdictions in the United States or Canada, in each case as and to the extent provided in the Shareholder Agreements, and (iv) listed on the principal national securities exchange on which the Parent Common Stock is then listed or traded.
5.11 Automatic Exchange on Liquidation of Parent
(a)	Parent will give the Trustee written notice of each of the following events at the time set forth below:
(i)	in the event of any determination by the Board of Directors of Parent to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Parent or to effect any other distribution of assets of Parent among its stockholders for the purpose of winding up its affairs, at least sixty (60) days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)	as soon as practicable following the earlier of (A) receipt by Parent of notice of, and (B) Parent otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Parent or to effect any other distribution of assets of Parent among its stockholders for the purpose of winding up its affairs, in each case where Parent has failed to contest in good faith any such proceeding commenced in respect of Parent within thirty (30) days of becoming aware thereof.
(b)	As soon as practicable following receipt by the Trustee from Parent of notice of any event (a “Liquidation Event”) contemplated by Section 5.11(a)(i) or 5.11(a)(ii) above, the Trustee will give notice thereof to the Beneficiaries. Such notice shall be provided to the Trustee by Parent and shall include a brief description of the automatic exchange of Exchangeable Shares for shares of Parent Common Stock provided for in Section 5.11(c).

(c)	In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of shares of Parent Common Stock in the distribution of assets of Parent in connection with a Liquidation Event, on the fifth (5th) Business Day prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event all of the then outstanding Exchangeable Shares (other than those held by Parent and its Affiliates) shall be automatically exchanged for shares of Parent Common Stock. To effect such automatic exchange, Parent shall purchase on the fifth (5th) Business Day prior to the Liquidation Event Effective Date each Exchangeable Share then outstanding and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, free and clear of any lien, claim or encumbrance, for a purchase price per share equal to (a) the Current Market Price of a share of Parent Common Stock on the fifth (5th) Business Day prior to the Liquidation Event Effective Date, which shall be satisfied in full by Parent issuing to the Beneficiary one share of Parent Common Stock, and (b) to the extent not paid by Canadian Sub on the designated payment date therefor, an additional amount equal to and in satisfaction of the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. Parent shall provide the Trustee with an Officer’s Certificate in connection with each automatic exchange setting forth the calculation of the purchase price for each Exchangeable Share.

(d)	On the fifth (5th) Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for shares of Parent Common Stock shall be deemed to have occurred, and each Beneficiary shall be deemed to have transferred to Parent all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares and the related interest in the Trust Estate, any right of each such Beneficiary to receive declared and unpaid dividends from Canadian Sub shall be deemed to be satisfied and discharged and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and Parent shall issue to the Beneficiary the shares of Parent Common Stock issuable upon the automatic exchange of Exchangeable Shares for shares of Parent Common Stock and on the applicable payment date shall deliver to the Trustee for delivery to the Beneficiary a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares without interest, less any amounts withheld pursuant to Section 5.12. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the shares of Parent Common Stock issued pursuant to the automatic exchange of Exchangeable Shares for shares of Parent Common Stock and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Parent pursuant to such automatic exchange shall thereafter be deemed to represent shares of Parent Common Stock issued to the Beneficiary by Parent pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent shares of Parent Common Stock, duly endorsed in blank and accompanied by such instruments of transfer as Parent may reasonably require, Parent shall deliver or cause to be delivered to the Beneficiary certificates representing shares of Parent Common Stock of which the Beneficiary is the holder.
5.12 Withholding Rights
     Parent, Canadian Sub and the Trustee shall be entitled to deduct and withhold from any dividend or consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or Parent Common Stock such amounts as Parent, Canadian Sub or the Trustee is required to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded. Parent, Canadian Sub and the Trustee may act and rely on the advice of external counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. In the event of any claimed over-withholding, such holder shall be limited to an action against the applicable government agencies for refund and hereby waives any claim or right of action against the Parent, Canadian Sub or Trustee on account of such withholding. To the extent that the amount so required or entitled to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Parent and Canadian Sub are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Parent, Canadian Sub or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement or entitlement and Parent, Canadian Sub or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale. References in this section to the ITA are to the ITA as amended from time to time.

ARTICLE 6
RESTRICTIONS ON ISSUE OF VOTING STOCK
6.1 Issue of Additional Shares
     During the term of this Agreement, Parent will not, without the consent of the holders at the relevant time of Exchangeable Shares, given in accordance with Section 10.2 of the Exchangeable Share Provisions, issue any shares of its special voting stock in the same series as the Voting Share.
ARTICLE 7
CONCERNING THE TRUSTEE
7.1 Powers and Duties of the Trustee
     The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as Trustee of the Trust, shall include:
(a)	receipt and deposit of the Voting Share from Parent as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(b)	granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

(c)	voting the Beneficiary Votes in accordance with the provisions of this Agreement;

(d)	receiving the grant of the Exchange Right and the Automatic Exchange Rights from Parent as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(e)	exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries shares of Parent Common Stock and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

(f)	holding title to the Trust Estate;

(g)	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

(h)	taking action at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Parent and Canadian Sub under this Agreement; and

(i)	taking such other actions and doing such other things as are specifically provided in this Agreement.
     In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons. For greater certainty, the Trustee shall have only those duties as are set out specifically in this Agreement.
     The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.
     The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representation, warranties, covenants, agreements or conditions contained herein.
7.2 No Conflict of Interest
     The Trustee represents to Parent and Canadian Sub that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within ninety (90) days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 10. If, notwithstanding the foregoing provisions of this Section 7.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such a material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 7.2, any interested party may apply to the Ontario Superior Court of Justice for an order that the Trustee be replaced as Trustee hereunder.
7.3 Dealings with Transfer Agents, Registrars, etc.
     Parent and Canadian Sub irrevocably authorize the Trustee, from time to time, to:
(a)	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Parent Common Stock; and

(b)	requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement and (ii) from the transfer agent of Parent Common Stock, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Rights.
     Parent and Canadian Sub irrevocably authorize their respective registrars and transfer agents to comply with all such requests. Parent covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Automatic Exchange Rights.
7.4 Books and Records
     The Trustee shall keep available for inspection by Parent and Canadian Sub at the Trustee’s principal office in Toronto, Ontario, correct and complete books and records of account relating to the Trust created by this Agreement, including all information relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Rights. On or before January 15, 2009, and on or before January 15 in every year thereafter, so long as the Voting Share is on deposit with the Trustee, the Trustee shall transmit to Parent and Canadian Sub a brief report, dated as of the preceding December 31 with respect to:
(a)	the property and funds comprising the Trust Estate as of that date;

(b)	the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by Parent of Parent Common Stock in connection with the Exchange Right, during the calendar year ended on such date; and

(c)	any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported.
7.5 Income Tax Returns and Reports
     The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee considers necessary or advisable (who may be experts or advisors to Parent or Canadian Sub). If requested by the Trustee, Parent or Canadian Sub shall retain such experts or advisors for the purpose of providing such tax advice or assistance.

7.6 Indemnification Prior to Certain Actions by Trustee
     The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Voting Share pursuant to Article 4, subject to Section 7.15, and with respect to the Exchange Right pursuant to Article 5, subject to Section 7.15, and with respect to the Automatic Exchange Rights pursuant to Article 5.
     None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.
7.7 Action of Beneficiaries
     No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 7.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Rights or the Automatic Exchange Rights except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.
7.8 Reliance Upon Declarations
     The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of Section 7.9, if applicable, and with any other applicable provisions of this Agreement.
7.9 Evidence and Authority to Trustee
     Parent and/or Canadian Sub shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Parent and/or Canadian Sub or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including in respect of the Voting Rights or the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of Parent and/or Canadian Sub promptly if and when:
(a)	such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 7.9; or

(b)	the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Parent and/or Canadian Sub written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.
     Such evidence shall consist of an Officer’s Certificate of Parent and/or Canadian Sub or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.
     Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Automatic Exchange Rights or the taking of any other action to be taken by the Trustee at the request or on the application of Parent and/or Canadian Sub, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other Person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Parent and/or Canadian Sub it shall be in the form of an Officer’s Certificate or a statutory declaration.
     Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:
(c)	declaring that he has read and understands the provisions of this Agreement relating to the condition in question;

(d)	describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

(e)	declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.
7.10 Experts, Advisers and Agents
     The Trustee may:
(a)	in relation to these presents, including without limitation in respect of Section 12.2 and Section 12.5 hereof, act and rely on the opinion or advice of or information obtained from any legal counsel, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Parent and/or Canadian Sub or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and
(b)	retain or employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.
7.11 Investment of Moneys Held by Trustee
     The Trustee may retain any cash balance held in connection with this Agreement and may, but need not, hold the same in its deposit department or the deposit department of one of its Affiliates; but the Trustee and its Affiliates shall not be liable to account for any profit to Canadian Sub, or Parent, or any other person or entity other than at a rate, if any, established from time to time by the Trustee or its Affiliates.
     Upon receipt of a direction from Canadian Sub, the Trustee shall invest any moneys held by it in Authorized Investments in its name in accordance with such direction. Any direction from Canadian Sub to the Trustee shall be in writing and shall be provided to the Trustee no later than 9:00 am E.S.T. on the day on which the investment is to be made. Any such direction received by the Trustee after 9:00 am E.S.T. or received on a non-business day, shall be deemed to have been given prior to 9:00 am E.S.T. next business day. For the purpose of this subsection, “Authorized Investments” means short term interest bearing or discount debt obligations issued or guaranteed by the Government of Canada or a Province or a Canadian chartered bank (which may include an Affiliate or related party of the Trustee provided that such obligation is rated at least R1 (middle) by DBRS Inc. or an equivalent rating service. In the event the Trustee does not receive a direction or only a partial direction, the Trustee may hold cash balances and may, but need not, invest same in its deposit department or the deposit department of one of its Affiliates or to any person or entity other than at a rate, if any, established from time to time by the Trustee or one of its Affiliates. For the purpose of this subsection 7.11, “Affiliate” means affiliated companies within the meaning of the OBCA; and includes Canadian Imperial Bank of Commerce, CIBC Mellon Global Securities Company and Mellon Bank, N.A. and each of their affiliates within the meaning of the OBCA.
7.12 Trustee Not Required to Give Security
     The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

7.13 Trustee Not Bound to Act on Request
     Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Parent and/or Canadian Sub or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.
7.14 Authority to Carry on Business
     The Trustee represents to Parent and Canadian Sub that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in each of the Provinces of Canada but if, notwithstanding the provisions of this Section 7.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within ninety (90) days after ceasing to be authorized to carry on the business of a trust company in any Province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 10.
7.15 Conflicting Claims
     If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Rights or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any Person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:
(a)	the rights of all adverse claimants with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction and all rights of appeal have expired; or

(b)	all differences with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement.
     If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.
7.16 Acceptance of Trust
     The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.
ARTICLE 8
COMPENSATION
8.1 Fees and Expenses of the Trustee
     Parent and Canadian Sub agree to pay on a joint and several basis the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including, but not limited to, taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the reasonable cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement; provided that Parent and Canadian Sub shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence, recklessness or wilful misconduct.
ARTICLE 9
INDEMNIFICATION AND LIMITATION OF LIABILITY
9.1 Indemnification of the Trustee
     Parent and Canadian Sub jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without fraud, negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Parent or Canadian Sub pursuant hereto.
     In no case shall Parent or Canadian Sub be liable under this indemnity for any claim against any of the Indemnified Parties unless Parent and Canadian Sub shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, Parent and Canadian

Sub shall be entitled to participate at their own expense in the defence and, if Parent and Canadian Sub so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to retain and employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Parent or Canadian Sub, such authorization not to be unreasonably withheld; or (ii) the named parties to any such suit include both the Trustee and Parent or Canadian Sub and the Trustee shall have been advised by counsel acceptable to Parent or Canadian Sub that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to Parent or Canadian Sub and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Parent and Canadian Sub shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of this Agreement and the resignation or removal of the Trustee.
9.2 Limitation of Liability
     The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to fraud, negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.
ARTICLE 10
CHANGE OF TRUSTEE
10.1 Resignation
     The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Parent and Canadian Sub specifying the date on which it desires to resign, provided that such notice shall not be given less than thirty (30) days before such desired resignation date unless Parent and Canadian Sub otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Parent and Canadian Sub shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all provinces of Canada, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. Should the retiring Trustee apply for the appointment of a successor trustee by order of a court of competent jurisdiction it shall be at the joint and several expense of Parent and Canadian Sub.

10.2 Removal
     The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than thirty (30) days’ prior notice by written instrument executed by Parent and Canadian Sub, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.
10.3 Successor Trustee
     Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Parent and Canadian Sub and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of Parent and Canadian Sub or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Parent, Canadian Sub and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.
10.4 Notice of Successor Trustee
     Upon acceptance of appointment by a successor trustee as provided herein, Parent and Canadian Sub shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Parent or Canadian Sub shall fail to cause such notice to be mailed within ten (10) days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Parent and Canadian Sub.
ARTICLE 11
PARENT SUCCESSORS
11.1 Certain Requirements in Respect of Combination, etc.
     Parent shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless:
(a)	such other Person or continuing corporation (herein called the “Parent Successor”), by operation of law, becomes, without further action, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the Parent Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Parent under this Agreement; and

(b)	such transaction shall, to the satisfaction of the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee, be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.
11.2 Vesting of Powers in Successor
     Whenever the conditions of Section 11.1 have been duly observed and performed, the Trustee, Parent Successor and Canadian Sub shall, if required by Section 11.1, execute and deliver the supplemental trust agreement provided for in Article 12 and thereupon Parent Successor shall possess and from time to time may exercise each and every right and power of Parent under this Agreement in the name of Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Parent or any officers of Parent may be done and performed with like force and effect by the directors or officers of such Parent Successor.
11.3 Wholly-Owned Subsidiaries
     Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Parent (other than CallRightCo or Canadian Sub) with or into Parent or the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Parent (other than CallRightCo or Canadian Sub) provided that all of the assets of such subsidiary are transferred to Parent or another wholly-owned direct or indirect subsidiary of Parent or any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Parent among such subsidiary’s stockholders or any distribution of assets of Parent among its wholly-owned direct or indirect subsidiaries, and any such transactions are expressly permitted by this Article 11.
ARTICLE 12
AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS
12.1 Amendments, Modifications, etc.
     Subject to Sections 12.2, 12.4 and 14.1, this Agreement may not be amended or modified except by an agreement in writing executed by Parent, Canadian Sub and the Trustee and approved by the Beneficiaries in accordance with Section 10.2 of the Exchangeable Share Provisions.

12.2 Ministerial Amendments
     Notwithstanding the provisions of Section 12.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of:
(a)	adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder;

(b)	making such provisions or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Parent and Canadian Sub and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries it may be expedient to make, provided that such Boards of Directors and the Trustee shall be of the opinion, after consultation with their respective counsel, that such provisions or modifications will not be prejudicial to the interests of the Beneficiaries as a whole; or

(c)	making such changes or corrections which, on the advice of counsel to each of Parent, Canadian Sub and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee and the Board of Directors of each of Parent and Canadian Sub shall be of the opinion, after consultation with their respective counsel, that such changes or corrections will not be prejudicial to the interests of the Beneficiaries as a whole.
12.3 Meeting to Consider Amendments
     Canadian Sub, at the request of Parent, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of Canadian Sub, the Exchangeable Share Provisions and applicable law.
12.4 Changes in Capital of Parent and Canadian Sub
     At all times after the occurrence of any event contemplated pursuant to Section 2.6 or 2.7 of the Support Agreement or otherwise, as a result of which either Parent Common Stock or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Parent Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.
12.5 Execution of Supplemental Trust Agreements
     No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time Canadian Sub (when authorized by a resolution of its Board of

Directors), Parent (when authorized by a resolution of its Board of Directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:
(a)	evidencing the succession of Parent Successors and the covenants of and obligations assumed by each such Parent Successor in accordance with the provisions of Article 11 and the successors of any successor trustee in accordance with the provisions of Article 10;

(b)	making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Rights which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Parent, Canadian Sub, the Trustee or this Agreement; and

(c)	for any other purposes not inconsistent with the provisions of this Agreement, including to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee (which may act on the advice of counsel), the rights of the Trustee and Beneficiaries, as a whole will not be prejudiced thereby.
ARTICLE 13
TERMINATION
13.1 Term
     The Trust created by this Agreement shall continue until the earliest to occur of the following events:
(a)	no outstanding Exchangeable Shares are held by a Beneficiary; and

(b)	each of Parent and Canadian Sub elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 10.2 of the Exchangeable Share Provisions.
13.2 Survival of Agreement
     This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Articles 8 and 9 shall survive any such termination of this Agreement.

ARTICLE 14
GENERAL
14.1 Severability
     If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and the agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.
14.2 Inurement
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Beneficiaries.
14.3 Notices to Parties
     All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):
(a)	if to Parent or Canadian Sub, at:
Thomas Weisel Partners Group, Inc.
One Montgomery Street
San Francisco, California 94104
Attn: Mark P. Fisher, General Counsel
Facsimile No: (415) 364-2695
With a copy to (which shall not constitute notice):
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
Attn: Scott D. Miller
Facsimile No.: (650) 461-5700
(b)	if to the Trustee, at:
CIBC Mellon Trust Company
320 Bay St, P O Box 1
Toronto, ON M5H 4A6
Attn: Account Manager, Client Services

Fax: 416-643-5570
     Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.
14.4 Notice to Beneficiaries
     Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of Canadian Sub from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.
14.5 Counterparts
     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
14.6 Jurisdiction
     This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
14.7 Attornment
     Each of the Trustee, Parent and Canadian Sub agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and agrees not to seek, and hereby waives, any review of the merits of any such judgment by the court of any other jurisdiction.
[Signature Page Follows]

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THOMAS WEISEL PARTNERS GROUP, INC.
By	/s/ Mark P. Fisher
	Name:	Mark P. Fisher
	Title:	Secretary

TWP ACQUISITION COMPANY (CANADA), INC.
By	/s/ Mark P. Fisher
	Name:	Mark P. Fisher
	Title:	Secretary

CIBC MELLON TRUST COMPANY
By	/s/ Warren Jansen
	Name:	Warren Jansen
	Title:	Authorized Signatory

By	/s/ Karen Garrod
	Name:	Karen Garrod
	Title:	Authorized Signatory